Exhibit 99.1

Signature Group Holdings, Inc. Reports Third Quarter 2014 Results

-Consolidated Net Earnings of $0.8 Million-

-Industrial Supply Net Sales Increase 7.0%-

-Higher Adjusted EBITDA from Continuing Operations-

SHERMAN OAKS, Calif., November 6, 2014 – Signature Group Holdings, Inc. (OTCQX: SGGH) today reported financial results for its third quarter ended September 30, 2014.

Signature posted net earnings of $0.8 million in the third quarter of 2014, or $0.06 per share, an improvement of $6.7 million from the $5.9 million net loss, or $(0.49) per share, reported in the third quarter of 2013. Sequentially, net earnings were higher by $1.3 million compared to the second quarter of 2014.  Our operating loss in the third quarter of 2014, which is calculated before the impact of changes in fair value of common stock warrant liability, declined by $0.7 million, a 30% improvement over the prior year period.  Adjusting for $1.5 million of professional fees related to our entry into a definitive agreement to acquire the global recycling and specifications alloy business (“GRSA Business”) of Aleris Corporation (the “GRSA Acquisition”), our operating loss would have improved by more than 90%.

“We are very excited about the announcement of our proposed GRSA Acquisition. If completed as we expect, this transaction will be remembered as the milestone of transition by Signature Group Holdings from a small enterprise with a well-performing, but modest operating business, to a global leader in a growing industry. I’m proud of our team’s efforts over the past several months for demonstrating the ability to identify, diligence and win a $525 million acquisition that will propel our revenue from roughly $40 million to over $1.5 billion annually. We look forward to taking the significant free cash flow that we expect will be generated by the GRSA Business and growing it in the years to come. As we work towards closing the transaction, we will continue to be laser focused on the hard work involved in transitioning the GRSA Business into the Signature fold. We believe this process will take much of 2015 to achieve in a first class fashion,” stated Chairman and CEO Craig Bouchard.

Third Quarter 2014 Results

Earnings from continuing operations were $0.3 million in the third quarter of 2014, compared to a $5.8 million loss in the third quarter of 2013, and a $0.5 million loss in the second quarter of 2014. Adjusting for the change in fair value of common stock warrant liability, the third quarter of 2014 was a $0.4 million improvement over 2013. Adjusting further for expenses related to the GRSA Acquisition, the 2014 improvement is $1.9 million.  The improvement was due to reductions in all categories of corporate overhead expenses, as well as stronger earnings from Industrial Supply in the third quarter of 2014, where net sales grew by 7.0% and gross margin improved by 60 basis points.

Earnings from discontinued operations were $0.4 million in the third quarter of 2014, as we continued to make progress in reducing our outstanding legacy litigation matters.

As of September 30, 2014, the Company had $44.8 million in cash and cash equivalents and $15.8 million of total debt.

About Signature Group Holdings, Inc.

Signature is a North America-based holding company seeking to invest its capital in large, well-managed and consistently profitable businesses concentrated primarily in the U.S. industrial and commercial marketplace. Signature has significant capital resources, and federal net operating loss tax carryforwards of more than $900 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statement Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s businesses, the GRSA Business, and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will,” “positioned,” “outlook,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-

looking statements for any reason. These statements include, but are not limited to, statements about the Company’s and the GRSA Business’ expansion and business strategies and anticipated growth opportunities and the amount of fundraising necessary to achieve those opportunities; as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to the demand for Industrial Supply’s products; the Company’s ability to  satisfy the conditions to the GRSA Acquisition and the related financings, and to integrate the GRSA Business; the Company’s ability to successfully identify, consummate and integrate the acquisitions of other businesses; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; the Company’s ability to successfully defend against current and new litigation matters as well as demands by investment banks for defense, indemnity, and contribution; obtaining the expected benefits of the reincorporation; the Company’s ability to access and realize value from its federal net operating loss tax carryforwards; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

Contact

Signature Group Holdings, Inc.

Jeff Crusinberry, SVP and Treasurer

(805) 435-1255

investor.relations@signaturegroupholdings.com

(Tables follow)

* * *

Signature Group Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013
Operating revenues:
Industrial Supply	$10,947	$10,230	$29,325	$28,054
Special Situations	40	(453)	124	6,165
Corporate and Other	—	4	—	35
Total operating revenues	10,987	9,781	29,449	34,254
Operating costs:
Cost of goods sold	6,888	6,498	19,162	17,795
Selling, general and administrative	5,356	4,382	12,777	13,880
Interest expense	219	985	706	2,992
Amortization of intangibles	276	413	883	1,238
Total operating costs	12,739	12,278	33,528	35,905
Operating loss	(1,752)	(2,497)	(4,079)	(1,651)
Other income (expense):
Change in fair value of common stock warrant liability	2,400	(3,300)	3,400	(8,450)
Goodwill impairment	—	—	(400)	—
Other, net	8	5	53	107
Total other income (expense)	2,408	(3,295)	3,053	(8,343)
Earnings (loss) from continuing operations before income taxes	656	(5,792)	(1,026)	(9,994)
Income tax expense (benefit)	317	(7)	527	86
Earnings (loss) from continuing operations	339	(5,785)	(1,553)	(10,080)
Earnings (loss) from discontinued operations, net of income taxes	428	(74)	1,931	(468)
Net earnings (loss)	767	(5,859)	378	(10,548)
Earnings (loss) attributable to noncontrolling interest	—	—	—	—
Net earnings (loss) attributable to Signature Group Holdings, Inc.	$767	$(5,859)	$378	$(10,548)
EARNINGS (LOSS) PER SHARE
Basic:
Continuing operations	$0.03	$(0.48)	$(0.13)	$(0.85)
Discontinued operations	0.03	(0.01)	0.16	(0.04)
Basic earnings (loss) per share	$0.06	$(0.49)	$0.03	$(0.89)
Diluted:
Continuing operations	$0.03	$(0.48)	$(0.13)	$(0.85)
Discontinued operations	0.03	(0.01)	0.16	(0.04)
Diluted earnings (loss) per share	$0.06	$(0.49)	$0.03	$(0.89)

Signature Group Holdings, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2014	2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$44,754	$47,913
Restricted cash	21	2,805
Trade accounts receivable, net	4,907	3,737
Inventory	11,602	10,777
Other current assets	1,804	902
Current assets of discontinued operations	116	223
Total current assets	63,204	66,357
Intangible assets, net	2,002	2,904
Goodwill	17,780	18,180
Other noncurrent assets	2,915	2,682
TOTAL ASSETS	$85,901	$90,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$4,838	$3,228
Line of credit	1,180	500
Long-term debt due within one year	3,900	3,600
Other current liabilities	1,610	1,094
Current liabilities of discontinued operations	198	2,264
Total current liabilities	11,726	10,686
Long-term debt	10,675	13,600
Common stock warrant liability	5,900	9,300
Other noncurrent liabilities	354	119
Noncurrent liabilities of discontinued operations	5,750	6,500
TOTAL LIABILITIES	34,405	40,205
TOTAL STOCKHOLDERS’ EQUITY	51,496	49,918
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$85,901	$90,123

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. EBITDA and Adjusted EBITDA from continuing operations are not financial measures recognized under GAAP. EBITDA and Adjusted EBITDA from continuing operations are presented and discussed because management believes they enhance the understanding of the financial performance of the Company’s operations by investors and lenders. As a complement to financial measures recognized under GAAP, management believes that EBITDA and Adjusted EBITDA assist investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. Because EBITDA and Adjusted EBITDA from continuing operations are not measures recognized under GAAP, they are not intended to be presented herein as a substitute for net earnings (loss) from continuing operations as an indicator of operating performance. EBITDA and Adjusted EBITDA from continuing operations are primarily performance measurements used by our senior management and Board to evaluate certain operating results.

We calculate EBITDA and Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, which is then adjusted to remove or add back certain items, or Adjusted EBITDA. These items are identified below in the reconciliation of earnings (loss) from continuing operations to EBITDA and Adjusted EBITDA from continuing operations. Earnings (loss) from continuing operations is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA from continuing operations.

Our calculation of EBITDA and Adjusted EBITDA from continuing operations may be different from the calculation used by other companies for non-GAAP financial measures having the same or similar names; therefore, they may not be comparable to other companies.

The following table presents our reconciliation of earnings (loss) from continuing operations to EBITDA and Adjusted EBITDA from continuing operations for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013
Earnings (loss) from continuing operations	$339	$(5,785)	$(1,553)	$(10,080)
Plus:
Interest	219	985	706	2,992
Taxes	317	(7)	527	86
Depreciation	40	31	109	75
Amortization of intangibles	276	413	883	1,238
EBITDA from continuing operations	1,191	(4,363)	672	(5,689)
Adjustments:
Change in fair value of common stock warrant liability	(2,400)	3,300	(3,400)	8,450
Share-based compensation	216	556	965	1,503
Accretion of discounts	—	(23)	—	(192)
Amortization of other capitalized costs	15	18	50	54
Gain on sale of loans	—	—	—	(5,026)
Nonmarketable equity securities impairment	—	581	—	581
Cosmed goodwill and inventory impairment	—	—	832	—
Acquisition-related professional fees	1,528	—	1,528	—
Incremental professional fees related to the Reincorporation and proxy contests	—	101	99	1,911
Total adjustments	(641)	4,533	74	7,281
Adjusted EBITDA from continuing operations	$550	$170	$746	$1,592